NEWS RELEASE

                                                                        CONTACT:
                                                                 Karen L. Howard
                              Vice President-Finance and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                            Phone:  716-689-5550
                                                        karen.howard@cmworks.com




          COLUMBUS MCKINNON REPORTS 13.6% INCREASE IN OPERATING INCOME
             ON 6.5% INCREASE IN SALES FOR THIRD QUARTER FISCAL 2007


     o    NET INCOME OF $9.1 MILLION, OR $0.48 PER DILUTED SHARE IN QUARTER

     o PRO FORMA NET INCOME OF $7.1 MILLION IN QUARTER, OR $0.38 PER DILUTED SHARE, INCREASED 47.0% FROM FISCAL 2006 THIRD QUARTER PRO FORMA NET INCOME

     o    PRODUCTS SEGMENT OPERATING INCOME UP 31.6% ON 7.6% INCREASE IN SALES

     o INTEREST EXPENSE DOWN 35.6%, OR $2.2 MILLION ON REDUCED, HIGHER COST BORROWINGS

     o DEBT, NET OF CASH, REDUCED $10.8 MILLION IN QUARTER TO 37.7% OF TOTAL CAPITALIZATION COMPARED WITH 44.5% AT MARCH 31, 2006

AMHERST, N.Y., January 23, 2007 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2007 third quarter that ended on December 31, 2006. For the quarter, net sales were $142.0 million, up 6.5% from last year's third quarter reflecting continued strong demand for most products and an additional shipping day.

Net income for the fiscal 2007 third quarter was $9.1 million compared with net income of $1.4 million in the same quarter last year. Net income per share for the fiscal 2007 third quarter was $0.48 on 19.0 million average diluted shares. Net income per share for the fiscal 2006 third quarter was $0.08 per share on
17.3 million average diluted shares. Favorable results in the Company's Products segment (89.3% of consolidated net sales) were partially offset by unfavorable mix and pricing pressure within the Solutions segment (10.7% of consolidated net sales).

Included in this quarter's results was income of $3.8 million primarily from the sale of marketable securities in the Company's self-insurance entity due to asset reallocation, compared with $0.4 million of investment income realized in last year's quarter. Also included in last year's third quarter were $5.0 million in charges associated with the partial redemption of 10% Senior Secured Notes due 2010. Excluding these tax-affected unusual items from the 2007 and 2006 third quarters and applying a normalized effective tax rate of 39.0% to fiscal 2006, pro forma net income for the fiscal 2007 third quarter was $7.1 million, or $0.38 per diluted share, a 47.9% increase from pro forma net income for the fiscal 2006 third quarter of $4.9 million, or $0.28 per diluted share. (See reconciliation between GAAP net income and non-GAAP pro forma net income included in the final table of this news release).

Timothy T. Tevens, Columbus McKinnon's President and Chief Executive Officer, commented, "Overall, we are pleased with this quarter's results as the strength of our Products segment and further debt reduction enabled us to achieve continued improvement in sales and profitability despite disappointing results from our Solutions business. The Products segment continues to see mid-to-high single digit sales growth and improving margins. Within this segment, we are especially pleased with the 33% growth in sales in our Columbus McKinnon Europe operations. To support current and future sales growth, we continue to strategically increase our domestic and international sales and marketing efforts and resources as well as new product development investments around the globe. Accordingly, our outlook for our Products segment remains positive on a global basis. Further, we still have room for improvement by continuing to decrease our working capital requirements as a percent of sales, by shortening the leadtime in the order-to-delivery cycle in our Products segment and by stepping up the pace of our new product introductions."

He continued, "We are not pleased with the recent performance of the Univeyor conveyor systems business within our Solutions segment and are accelerating the migration of its business model to be more products-oriented with more consistent order flow, higher margins and stronger operating capabilities. We have begun to evaluate strategic alternatives for this business."

THIRD QUARTER FISCAL 2007 REVIEW

On a sequential basis, third quarter fiscal 2007 net sales declined by $2.2 million from the second quarter of fiscal 2007, reflecting normal seasonality of the third quarter, including four fewer shipping days, offset by continued growth in demand for material handling products.

Gross margin improved 100 basis points to 27.2% for the quarter compared with 26.2% in the third quarter of fiscal 2006, resulting in a 10.6% increase in gross profit on the 6.5% increase in sales. Income from operations grew 13.6%, or $1.8 million, to $14.9 million for the fiscal 2007 third quarter compared with the year ago quarter. Driving margin expansion was continued improvement in operational processes through lean manufacturing and higher sales, partially offset by operating losses in the Solutions segment. As a percent of sales, operating income produced a 10.5% margin in the fiscal 2007 quarter compared with 9.8% in the same period last year, amounting to $0.20 of operating income for each incremental sales dollar over the prior year quarter. An increase in selling expenses of $1.7 million, or 12.9%, reflects continued strategic investments in sales and marketing activities. General and administrative expenses were up $0.2 million, or 2.1%, when compared with the prior year's third quarter.

Lower debt levels, especially higher cost debt, resulted in a $2.2 million, or 35.6%, decrease in interest expense this quarter compared to the prior year's quarter. Also, investment income for the fiscal 2007 third quarter reflects a gain of $3.8 million in the quarter primarily as a result of the Company's self-insurance entity, CM Insurance Company ("CMIC"), liquidating marketable securities in the process of asset reallocation. The third quarter of fiscal 2006 had $0.4 million in investment income from CMIC.

Debt, net of cash at December 31, 2006, was $141.1 million, or 37.7% net debt to total capitalization compared with 44.5% at the end of the prior fiscal year. At the end of the quarter, funded debt was $173.2 million, or 42.7% of total capitalization, compared with $209.8 million at the end of fiscal 2006, or 50.6% of total capitalization. During the fiscal 2007 third quarter, the Company purchased $3.7 million of its 10% notes, leaving $25.1 million outstanding. CMCO's availability on its line of credit with its bank group at December 31, 2006 was $64.3 million. The Company's financial strategy is to attain a conservative capital structure with the flexibility to support its growth strategies, regardless of the point in the economic cycle. Its long-term goal for its debt to total capitalization ratio is 30.0%.

Capital expenditures for the third quarter of fiscal 2007 were $2.5 million compared with $1.0 million for the same period in fiscal 2006. Capital spending continues to be focused on new product development and the purchase of productivity-enhancing equipment along with normal maintenance items. The Company anticipates capital spending to be in the $10 million area for the full fiscal year of 2007.

CMCO  continues to realize the cash flow benefits of its U.S. net operating loss
(NOL) carryforward, of which $48.4 million, representing approximately $16.9 million of cash tax savings, remained available at the end of the fiscal 2007 third quarter.

PRODUCTS SEGMENT
----------------

Products segment net sales of $126.9 million for the third quarter of fiscal 2007 increased $9.0 million, or 7.6%, when compared with the third quarter of fiscal 2006. Variances between quarters are summarized as follows, in millions:

            Volume                             $3.7         3.1%

            Number of shipping days             2.0         1.7%

            Price                               2.0         1.7%

            Foreign currency translation        1.3         1.1%
                                               ----         ----
            Total                              $9.0         7.6%
                                               ====         ====

Gross margin for this segment was 29.7% compared with 27.3% in last year's third quarter. Income from operations, as a percent of sales, was 12.7% for this period, up from 10.4% in the fiscal 2006 third quarter, with operating leverage being 43.0% in the quarter.

Backlog was at $54.7 million at the end of the quarter. Backlog at the end of the fiscal 2006 third quarter and fiscal 2007 second quarter was $46.5 million and $54.9 million, respectively. The higher backlog compared with the prior year period reflects the growth of orders in specific product lines. The time to convert the majority of Products segment backlog to sales averages from a few days to a few weeks, and backlog for this segment on average normally represents four to five weeks of shipments. The backlog at third quarter end represented approximately five and one-half weeks in shipments.

SOLUTIONS SEGMENT
-----------------

Net sales for the Solutions segment were $15.2 million in the fiscal 2007 third quarter, down 1.9% from sales of $15.5 million in the same period last year. Gross margin was 6.4% compared with 18.0% last year. Income from operations as a percent of sales was a negative (8.2%) for this period compared with 5.5% in the fiscal 2006 third quarter. This year's third quarter was affected by the weak performance of the Company's European powered-roller conveyor business, Univeyor. Univeyor represents approximately 62% of the sales of this segment which overall contributes approximately 11% to consolidated net sales. Performance on a few specific projects, a challenging pricing environment and unfavorable sales mix contributed to Univeyor's results in the quarter. Restructuring activities began in the third quarter which will continue in the fourth quarter and into fiscal 2008 to change Univeyor's business model, increasing its focus on offering products as packaged solutions rather than engineered-to-order, to reduce volatility and improve the return on invested capital. During the fiscal 2007 third quarter, $0.1 million of restructuring charges were recorded for these activities and approximately $0.3 million to $0.4 million of additional charges are anticipated in the fiscal 2007 fourth quarter.

Quoting activity for the Solutions segment continues to be strong, and backlog was up $4.8 million sequentially, or 111%, over the end of the second quarter of this fiscal year. Backlog at December 31, 2006, was $9.2 million, down from backlog of $12.8 million at the end of the fiscal 2006 third quarter. For this segment, the average cycle time for backlog to convert to sales ranges from one to six months.

NINE-MONTH FISCAL 2007 REVIEW

Net sales for the first nine months of fiscal 2007 were $433.0 million, up 5.9%, or $24.1 million compared with the first nine months of fiscal 2006. Gross profit of $119.9 million was 12.5% higher for this fiscal year's first nine months resulting in a 160 basis point improvement in gross profit margin to 27.7%. Selling, general and administrative (SG&A) expenses were $71.3 million in the fiscal 2007 nine-months compared with $65.1 million in the prior fiscal year. As a percent of sales, SG&A was 16.5% and 15.9% for the fiscal 2007 and 2006 nine-month periods, respectively. As previously noted, the increase was primarily due to investments made to support CMCO's strategic growth initiatives. Interest expense in the nine-months of fiscal 2007 was down $6.9 million, or 35.1%, to $12.7 million reflecting the $35 million year-over-year reduction in average funded debt outstanding.

Operating margin for the nine-months of fiscal 2007 was 11.3% compared with 10.0% for the nine-months of fiscal 2006, representing 32.3% operating leverage.

Net income for the first nine months of fiscal 2007 was $23.0 million, or $1.22 per diluted share compared with $12.0 million, or $0.75 per diluted share in the fiscal 2006 nine months. For the first nine months of fiscal 2007, net income grew by 91.8% while diluted earnings per share increased 62.7%. The differential results from higher weighted average shares outstanding in fiscal 2007.

Excluding tax-affected unusual items in both nine-month periods, and normalizing the fiscal 2006 effective tax rate results in pro forma net income of $24.8 million, or $1.31 per diluted share for the first nine months of fiscal 2007, a 59.0% increase from pro forma net income of $15.6 million, or $0.98 per diluted share for the same period in fiscal 2006. (See reconciliation between GAAP net income and non-GAAP pro forma net income included in the final table of this news release).

Net cash provided by operations was $27.2 million for the fiscal 2007 nine-month period compared with $38.5 million in the fiscal 2006 nine-month period. Higher working capital requirements affected cash generation but are expected to improve in the fiscal 2007 fourth quarter.

SUMMARY

Mr. Tevens noted, "We are encouraged by solid order growth in the mid-single digit range over a very strong level of growth last year. Bookings for the third quarter were up 5% over last year's third quarter. We believe we can continue to improve our margins and cash flows by improving order-to-delivery cycle time and strengthening working capital management.

Our strategy for continued growth is to leverage our market leadership in North America and to expand and deepen our reach into Europe, Asia and Latin America, including the growth opportunities presented by the emerging economies of those regions. We intend to achieve this through:

     o    Product innovation,

     o    Speed to market,

     o    Expanded sales channels,

     o    Enhanced marketing, and

     o Acquisitions of small, bolt-on businesses that provide value-added geographic and product line extensions and expand our penetration in higher growth U.S. markets such as construction and energy.

Overall, the fiscal 2007 fourth quarter sales are expected to reflect the trend we have realized during the first nine months of this fiscal year and we anticipate maintaining a full year operating margin in our goal range of 11%-12%."

ABOUT COLUMBUS MCKINNON
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.
----------------------

TELECONFERENCE AND WEBCAST
A teleconference and webcast have been scheduled for January 23, 2007 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy. Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, and asking to be placed in the "Columbus McKinnon Quarterly Conference Call" and providing the password "Columbus McKinnon" and identifying conference leader "Tim Tevens" when asked. The toll number for parties outside the United States and Canada is +1-210-234-7695. The webcast will be accessible at Columbus McKinnon's web site: http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until March 23, 2007 by dialing 1-866-433-1147. Alternatively, you may access an archive of the call until March 23, 2007 on Columbus McKinnon's web site at: http://www.cmworks.com/invrel/presentation.asp.
         ----------------------------------------------

SAFE HARBOR STATEMENT
THIS NEWS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING FUTURE REVENUE AND EARNINGS, INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS, INCLUDING GENERAL ECONOMIC AND BUSINESS CONDITIONS, CONDITIONS AFFECTING THE INDUSTRIES SERVED BY THE COMPANY AND ITS SUBSIDIARIES, CONDITIONS AFFECTING THE COMPANY'S CUSTOMERS AND SUPPLIERS, COMPETITOR RESPONSES TO THE COMPANY'S PRODUCTS AND SERVICES, THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, THE EFFECT OF OPERATING LEVERAGE, THE PACE OF BOOKINGS RELATIVE TO SHIPMENTS, THE ABILITY TO EXPAND INTO NEW MARKETS AND GEOGRAPHIC REGIONS, THE SUCCESS IN ACQUIRING NEW BUSINESS, THE SPEED AT
WHICH SHIPMENTS IMPROVE, AND OTHER FACTORS DISCLOSED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE.

TABLES FOLLOW.


                          COLUMBUS MCKINNON CORPORATION
                         CONSOLIDATED INCOME STATEMENTS

(IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)
                                                                        THREE MONTHS ENDED
                                                                        ------------------
                                                            DECEMBER 31, 2006      JANUARY 1, 2006       CHANGE
                                                            -----------------      ---------------       ------

NET SALES                                                      $   142,044           $   133,322           6.5%
Cost of products sold                                              103,421                98,391           5.1%
                                                             ------------------------------------
Gross profit                                                        38,623                34,931          10.6%
   Gross profit margin                                                27.2 %                26.2 %
Selling expense                                                     14,989                13,281          12.9%
General and administrative expense                                   8,566                 8,392           2.1%
Restructuring charges                                                  128                    83          54.2%
Amortization                                                            44                    61         -27.9%
                                                             ------------------------------------
INCOME FROM OPERATIONS                                              14,896                13,114          13.6%
                                                             ------------------------------------
Interest and debt expense                                            4,034                 6,268         -35.6%
Cost of bond redemptions                                               359                 4,950         -92.7%
Investment income                                                   (3,774)                 (364)        936.8%
Other income                                                          (151)                 (409)        -63.1%
                                                             ------------------------------------
Income from continuing operations before income tax
expense                                                             14,428                 2,669         440.6%
Income tax expense                                                   5,510                 1,471         274.6%
                                                             ------------------------------------
Income from continuing operations                                    8,918                 1,198         644.4%
Income from discontinued operations                                    208                   215          -3.3%
                                                             ------------------------------------
NET INCOME                                                     $     9,126           $     1,413         545.9%
                                                             ====================================


Average basic shares outstanding                                    18,544                16,611          11.6%
Basic income per share:
   Continuing operations                                       $      0.48           $      0.08         500.0%
   Discontinued operations                                            0.01                  0.01
                                                             ------------------------------------
   Net income                                                  $      0.49           $      0.09         444.4%
                                                             ====================================

Average diluted shares outstanding                                  18,954                17,287           9.6%
Diluted income per share:
   Continuing operations                                       $      0.47           $      0.07         571.4%
   Discontinued operations                                            0.01                  0.01
                                                             ------------------------------------
   Net income                                                  $      0.48           $      0.08         500.0%
                                                             ====================================



                          COLUMBUS MCKINNON CORPORATION
                         CONSOLIDATED INCOME STATEMENTS

(IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)
                                                                        NINE MONTHS ENDED
                                                                        -----------------
                                                            DECEMBER 31, 2006      JANUARY 1, 2006       CHANGE
                                                            -----------------      ---------------       ------

NET SALES                                                      $   432,963           $   408,911           5.9%
Cost of products sold                                              313,040               302,279           3.6%
                                                             ------------------------------------
Gross profit                                                       119,923               106,632          12.5%
   Gross profit margin                                                27.7 %                26.1 %
Selling expense                                                     45,095                40,019          12.7%
General and administrative expense                                  26,195                25,106           4.3%
Restructuring charges                                                 (278)                  320        -186.9%
Amortization                                                           131                   184         -28.8%
                                                             ------------------------------------
INCOME FROM OPERATIONS                                              48,780                41,003          19.0%
                                                             ------------------------------------
Interest and debt expense                                           12,722                19,617         -35.1%
Cost of bond redemptions                                             4,942                 8,279         -40.3%
Investment income                                                   (4,560)               (1,629)        179.9%
Other income                                                        (1,444)               (1,398)          3.3%
                                                             ------------------------------------
Income from continuing operations before income tax
expense                                                             37,120                16,134         130.1%
Income tax expense                                                  14,673                 4,779         207.0%
                                                             ------------------------------------
Income from continuing operations                                   22,447                11,355          97.7%
Income from discontinued operations                                    565                   643         -12.1%
                                                             ------------------------------------
NET INCOME                                                     $    23,012           $    11,998          91.8%
                                                             ====================================

Average basic shares outstanding                                    18,491                15,368          20.3%
Basic income per share:
   Continuing operations                                       $      1.21           $      0.74          63.5%
   Discontinued operations                                            0.03                  0.04
                                                             ------------------------------------
   Net income                                                  $      1.24           $      0.78          59.0%
                                                             ====================================

Average diluted shares outstanding                                  18,929                15,906          19.0%
Diluted income per share:
   Continuing operations                                       $      1.19           $      0.71          67.6%
   Discontinued operations                                            0.03                  0.04
                                                             ------------------------------------
   Net income                                                  $      1.22           $      0.75          62.7%
                                                             ====================================


                          COLUMBUS MCKINNON CORPORATION
                           CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
                                             DECEMBER 31, 2006   MARCH 31, 2006
                                             -----------------   --------------

ASSETS
Current assets:
   Cash and cash equivalents                    $   32,125         $   45,598
   Trade accounts receivable                        91,612             95,726
   Unbilled revenues                                14,363             12,061
   Inventories                                      86,314             74,845
   Prepaid expenses                                 17,270             15,676
                                             ----------------------------------
     Total current assets                          241,684            243,906
                                             ----------------------------------

Net property, plant, and equipment                  55,210             55,132
Goodwill and other intangibles, net                188,000            187,327
Marketable securities                               27,873             27,596
Deferred taxes on income                            33,539             46,065
Other assets                                         5,283              6,018
                                             ----------------------------------
TOTAL ASSETS                                    $  551,589         $  566,044
                                             ==================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable to banks                       $    8,723         $    5,798
   Trade accounts payable                           38,329             39,311
   Accrued liabilities                              57,151             61,264
   Restructuring reserve                               447                793
   Current portion of long-term debt                   194                127
                                             ----------------------------------
Total current liabilities                          104,844            107,293
                                             ----------------------------------

Senior debt, less current portion                   28,330             67,841
Subordinated debt                                  136,000            136,000
Other non-current liabilities                       49,609             50,489
                                             ----------------------------------
Total liabilities                                  318,783            361,623
                                             ----------------------------------

Shareholders' equity:
   Common stock                                        188                185
   Additional paid-in capital                      173,595            170,081
   Retained earnings                                74,164             51,152
   ESOP debt guarantee                              (3,558)            (3,996)
   Unearned restricted stock                             -                (22)
   Accumulated other comprehensive loss            (11,583)           (12,979)
                                             ----------------------------------
Total shareholders' equity                         232,806            204,421
                                             ----------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $  551,589         $  566,044
                                             ==================================



                          COLUMBUS MCKINNON CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)
                                                                              NINE MONTHS ENDED
                                                                              -----------------
                                                                  DECEMBER 31, 2006      JANUARY 1, 2006
                                                                  -----------------      ---------------

OPERATING ACTIVITIES:
Income from continuing operations                                    $    22,447           $    11,355
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
   Depreciation and amortization                                           6,306                 6,809
   Deferred income taxes                                                  12,526                 1,769
   Gain on sale of investments/real estate                                (4,745)               (1,794)
   Loss on early retirement of bonds                                       4,069                 6,432
   Stock option expense                                                    1,040                     -
   Amortization/write-off of deferred financing costs                      1,385                 2,786
   Changes in operating assets and liabilities:
      Trade accounts receivable                                            5,365                 6,197
      Unbilled revenues and excess billings                               (1,187)               (3,539)
      Inventories                                                        (10,890)                2,139
      Prepaid expenses                                                    (1,564)                  321
      Other assets                                                          (297)                 (197)
      Trade accounts payable                                              (2,033)                2,141
      Accrued and non-current liabilities                                 (5,192)                4,090
                                                                   --------------------------------------
Net cash provided by operating activities                                 27,230                38,509
                                                                   --------------------------------------

INVESTING ACTIVITIES:
Sale of marketable securities, net                                         2,052                    90
Capital expenditures                                                      (6,825)               (4,738)
Proceeds from sale of property                                             2,051                 2,091
Proceeds from discontinued operations note receivable - revised              565                   643
                                                                   --------------------------------------
Net cash used by investing activities                                     (2,157)               (1,914)
                                                                   --------------------------------------

FINANCING ACTIVITIES:
Proceeds from stock options exercised                                      2,334                59,944
Net borrowings under revolving line-of-credit agreements                       -                (1,417)
Repayment of debt                                                        (41,374)             (196,881)
Proceeds from issuance of long-term debt                                       -               136,000
Deferred financing costs incurred                                           (456)               (2,357)
Other                                                                        438                   446
                                                                   --------------------------------------
Net cash used by financing activities                                    (39,058)               (4,265)
                                                                   --------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                      512                   (21)
                                                                   --------------------------------------
Net change in cash and cash equivalents                                  (13,473)               32,309
Cash and cash equivalents at beginning of year                            45,598                 9,479
                                                                   --------------------------------------
Cash and cash equivalents at end of period                           $    32,125           $    41,788
                                                                   ======================================


                          COLUMBUS MCKINNON CORPORATION
                              BUSINESS SEGMENT DATA
(IN THOUSANDS, EXCEPT PERCENTAGE DATA)

                           QUARTER ENDED         QUARTER ENDED
                         DECEMBER 31, 2006      JANUARY 1, 2006       % CHANGE
                         -----------------     -----------------      --------

PRODUCTS
--------
Net sales                    $126,863              $117,850               7.6%
Gross profit                   37,654                32,142              17.1%
   MARGIN                        29.7 %                27.3 %
Income from operations         16,143                12,269              31.6%
   MARGIN                        12.7 %                10.4 %

SOLUTIONS
---------
Net sales                    $ 15,181              $ 15,472              -1.9%
Gross profit                      969                 2,789             -65.3%
   MARGIN                         6.4 %                18.0 %
Income from operations         (1,247)                  845            -247.6%
   MARGIN                        (8.2)%                 5.5 %

CONSOLIDATED
------------
Net sales                    $142,044              $133,322               6.5%
Gross profit                   38,623                34,931              10.6%
   MARGIN                        27.2 %                26.2 %
Income from operations         14,896                13,114              13.6%
   MARGIN                        10.5 %                 9.8 %



                         NINE MONTHS ENDED     NINE MONTHS ENDED
                         DECEMBER 31, 2006      JANUARY 1, 2006       % CHANGE
                         -----------------     -----------------      --------

PRODUCTS
--------
Net sales                    $384,039              $362,405               6.0%
Gross profit                  114,967                99,027              16.1%
   MARGIN                        29.9 %                27.3 %
Income from operations         49,991                39,089              27.9%
   MARGIN                        13.0 %                10.8 %

SOLUTIONS
---------
Net sales                    $ 48,924              $ 46,506               5.2%
Gross profit                    4,956                 7,605             -34.8%
   MARGIN                        10.1 %                16.4 %
Income from operations         (1,211)                1,914            -163.3%
   MARGIN                        (2.5)%                 4.1 %

CONSOLIDATED
------------
Net sales                    $432,963              $408,911               5.9%
Gross profit                  119,923               106,632              12.5%
   MARGIN                        27.7 %                26.1 %
Income from operations         48,780                41,003              19.0%
   MARGIN                        11.3 %                10.0 %


                          COLUMBUS MCKINNON CORPORATION

                                 ADDITIONAL DATA

                                          DECEMBER 31, 2006      MARCH 31, 2006      JANUARY 1, 2006
                                          -----------------      --------------      ---------------

BACKLOG (IN MILLIONS)
   Products segment                           $    54.7            $   53.6            $    46.5
   Solutions segment                          $     9.2            $   13.0            $    12.8

TRADE ACCOUNTS RECEIVABLE
   days sales outstanding                          58.7 days           59.2 days            56.0 days

INVENTORY TURNS PER YEAR
   (based on cost of products sold)                 4.8 turns           5.7 turns            5.2 turns
DAYS' INVENTORY                                    76.2 days           64.4 days            69.6 days

TRADE ACCOUNTS PAYABLE
   days payables outstanding                       33.7 days           33.7 days            32.5 days

WORKING CAPITAL AS A % OF SALES                    19.6 %              17.4 %               16.8 %

DEBT TO TOTAL CAPITALIZATION PERCENTAGE            42.7 %              50.6 %               58.6 %
DEBT, NET OF CASH, TO TOTAL
CAPITALIZATION                                     37.7 %              44.5 %               53.3 %


                            SHIPPING DAYS BY QUARTER

                    Q1       Q2       Q3      Q4               TOTAL
                    --       --       --      --               -----
     FY08           63       63       60      63                249

     FY07           63       63       59      64                249

     FY06           65       63       58      65                251


                          COLUMBUS MCKINNON CORPORATION
    RECONCILIATION BETWEEN GAAP NET INCOME AND NON-GAAP PRO FORMA NET INCOME


  (IN THOUSANDS EXCEPT PER SHARE DATA)                               THREE MONTHS ENDED
                                                                     ------------------

                                                            DECEMBER 31, 2006   JANUARY 1, 2006
                                                            -----------------   ---------------
  GAAP NET INCOME                                              $     9,126         $    1,413

  Reconciliation between GAAP Net Income and
        Non-GAAP Pro Forma Net Income:
  Financing costs for 2010 Notes repurchase                            359              4,950
  Captive insurance gains for asset reallocation                    (3,410)                 -
  Income tax expense                                                 1,068             (1,504)
                                                            ----------------------------------
  NON-GAAP PRO FORMA NET INCOME                                      7,143              4,859

  GAAP NET INCOME PER SHARE - DILUTED                          $      0.44         $     0.08
  Shares used in GAAP per diluted share calculation                 18,954             17,287

  NON-GAAP PRO FORMA NET INCOME PER SHARE - DILUTED            $      0.38         $     0.28
  Shares used in non-GAAP per diluted share calculation             18,954             17,287



                                                                     NINE MONTHS ENDED
                                                                     -----------------

                                                            DECEMBER 31, 2006   JANUARY 1, 2006
                                                            -----------------   ---------------

  GAAP NET INCOME                                              $    23,012         $   11,998

  Reconciliation between GAAP Net Income and
        Non-GAAP Pro Forma Net Income:
  Financing costs for 2010 and 2008 Notes repurchases                4,942              8,279
  FAS 123 (R) first quarter adoption (incentive
        stock options) expense                                         798                  -
  Captive insurance gains for asset reallocation                    (3,410)                 -
  Income tax expense                                                  (536)            (4,633)
                                                            ----------------------------------
  NON-GAAP PRO FORMA NET INCOME                                     24,806             15,644

  GAAP NET INCOME PER SHARE - DILUTED                          $      1.22         $     0.75
  Shares used in GAAP per diluted share calculation                 18,929             15,906

  NON-GAAP PRO FORMA NET INCOME PER SHARE - DILUTED            $      1.31         $     0.98
  Shares used in non-GAAP per diluted share calculation             18,929             15,906
